-----------                                                                                         -------------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    -------------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number         3235-0287 |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  December 31, 2001  |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(h) of the Investment Company Act of 1940      |hours per response.......0.5 |
    continue. See                                                                                   -------------------------------

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6.  Relationship of Reporting
                                              |                                              |      Person(s) to Issuer
 Greenwich Street Capital Partners II, L.P.(1)|    Sun Healthcare Group, Inc. (SUHG.OB)      |      (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |       __ Director    X  10% Owner
 500 Campus Drive, Suite 220                  |     curity Number of     |    Month/Day/Year |       __ Officer     __ Other
----------------------------------------------|     Reporting Person     |                   |          (give title    (specify
                    (Street)                  |     (Voluntary)          |                   |           below)         below)
                                              |                          |                   |
                                              |                          |  February 2003    |--------------------------------------
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
 Florham Park, New Jersey           07932     |                          |   (Month/Day/Year)| ___Form filed by One Reporting Person
                                              |                          |                   |  X Form filed by More than One
                                              |                          |    3/12/02        |    Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of   |2. Trans- |2A.Deemed|3. Trans-   | 4. Securities Acquired (A)|5. Amount of     |6. Owner-      | 7. Nature of
     Security   |   action |Execution|   action   |              or           |   Securities    |   ship        |    Indirect
                |   Date   |Date, if |   Code     |    Disposed of (D)        |   Beneficially  |   Form:       |    Bene-
     (Instr. 3) |          |any      |            |           |               |   Owned Follow- |   Direct      |    ficial
                |  (Month/ |(Month/  | (Instr. 8) |(Instr.3, 4 and 5)         |   ing Reported  |   (D) or (I)  |    Ownership
                |   Day/   |Day/Year)|------|-----|------------|-------|------|   Transaction(s)|               |
                |   Year)  |         |      |     |            |(A) or |      |                 |
                |          |         | Code |  V  |   Amount   | (D)   |Price | (Instr. 3 and 4)|   (Instr. 4)  |   (Instr. 4)
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
                |          |         |      |     |            |       |      |                 |               |
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
Common Stock    | 2/15/03  |  N/A    | J(2) |     |26,237(1)(2)| (A)   | N/A  |  1,180,778(1)(2)|       I       |       (2)
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
                |          |         |      |     |            |       |      |                 |               |
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
                |          |         |      |     |            |       |      |                 |               |
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
                |          |         |      |     |            |       |      |                 |               |
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
                |          |         |      |     |            |       |      |                 |               |
----------------|----------|---------|------|-----|------------|-------|------|-----------------|---------------|-------------------
                |          |         |      |     |            |       |      |                 |               |
====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

           Potential persons who are to respond to the collection of information contained in this form are not required     (Over)
                              to respond unless the form displays a current valid OMB control number.

                                                                Page 1 of 2

FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of|2.(Conver-|3.Trans-|3A.   |4.Trans-|5.Number of  |6.Date Exer-     |7.Title and   |8.Price |9.Number  |10.Owner-|11.
   Deri-   |  sion or |  action|Deemed|  action|  Derivative |  cisable        |  Amount of   |  of    | of Deriv-| ship    |Nature
   vative  |  Exercise|  Date  |Execu-|  Code  |  Securities |  and            |  Underlying  |  Deri- | ative    | Form of |of
   Security|  Price of|        |tion  |(Instr. |  Acquired   |  Expiration     |  Securities  |  vative| Securi-  | Deriva- |In-
 (Instr. 3)|  Deriv-  |        |Date, |8)      |  (A) or Dis-|  Date           |  (Instr. 3   |  Secu- | ties     | tive    |direct
           |  ative   |        |if any|        |  posed of   | (Month/Day/     |   and 4)     |  rity  | Benefi-  | Secu-   |Benefi-
           |  Security| (Month/|(Month|        |  (D)        |  Year)          |              | (Instr.| cially   | rity:   |cial
           |          |  Day/  | Day  |        |(Instrs. 3,4,|                 |              |  5)    | Owned    | Direct  |Owner-
           |          |  Year) |      |        | and 5)      |                 |              |        | Following| Indirect|ship
           |          |        |      |        |             |-----------------|--------------|        | Reported | (I)     |(Instr.
           |          |        |      |        |             |Date    |Expira- |      |Amount |        | Trans-   | (Instr.4|4)
           |          |        |      |        |             |Exer-   |tion    |Title |or     |        | action(s)|         |
           |----------|--------|------|----|---|------|------|cisa-   |Date    |      |Number |        | (Instr.4)|         |
           |          |        |      |    |   |      |      |ble     |        |      |of     |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |Shares |        |          |         |
           |          |        |      |Code| V |  (A) | (D)  |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
           |          |        |      |    |   |      |      |        |        |      |       |        |          |         |
-----------|----------|--------|------|----|---|------|------|--------|--------|------|-------|--------|----------|---------|-------

Explanation of Responses:

(1)   Greenwich  Street Capital  Partners II, L.P. is making this joint filing on Form 4 on its behalf and on behalf of the entities and individuals set forth on Annex A hereto in accordance with instruction  5(b)(v) to this Form 4. The signature of Greenwich
      Street Capital Partners II, L.P. and of each of the entities and individuals on whose behalf Greenwich Street Capital Partners
      II, L.P. is making this joint filing appear on Annex C attached hereto.

(2)   See Annex B to this Form 4.




**  Intentional misstatements or omissions of facts constitute                    [See Annex C hereto]              March 14, 2003
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).    -------------------------------    ---------------
                                                                                ** Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                Page 2 of 2


                               Annex A to Form 4

     (a) Greenwich Street Capital Partners II, L.P. is making this joint filing on Form 4 on its own behalf and on behalf of the following entities and individuals:

                  GSCP (NJ), L.P.
                  GSCP (NJ), Inc.
                  Greenwich Street Investments II, L.L.C.
                  GSC Recovery II, L.P.
                  GSC Recovery II GP, L.P.
                  GSC Recovery IIA, L.P.
                  GSC Recovery IIA GP, L.P.
                  GSCP Recovery, Inc.

     (b) The business address for each of Greenwich Street Capital Partners II, L.P. ("GSCP II"), GSCP (NJ), L.P. ("GSCP (NJ) LP"), GSCP (NJ), Inc. ("GSCP (NJ) Inc."), Greenwich Street Investments II, L.L.C. ("GSI"), GSC Recovery II, L.P. ("Recovery II"), GSC Recovery II GP, L.P. ("Recovery II GP"), GSC Recovery IIA, L.P. ("Recovery IIA") and GSC Recovery IIA GP, L.P. ("Recovery IIA GP") is 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932. The business address for GSCP Recovery, Inc. ("Recovery I") is c/o GSC Partners, 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932.

                                Annex B to Form 4

     Set forth below are the responses to Items 3, 4, 5 and 7 of Table I of this Form 4:

     (a) Pursuant to the terms of the Issuer's Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed in the U.S. Bankruptcy Court for the District of Delaware on December 18, 2001 (the "Plan"), holders of certain allowed claims were entitled to receive, as of February 28, 2002, shares of the Common Stock of the Issuer. Pursuant to the Plan, Recovery I, Recovery II and Recovery IIA, as holders of allowed claims, (i) were issued initially 573,434 shares, 504,063 shares and 77,044 shares, respectively, of Common Stock, and
(ii) were subsequently issued or are entitled to receive 13,031 additional shares, 10,178 additional shares and 3,028 additional shares, respectively. Such allowed claims related to indebtedness of the Issuer which had been acquired by them in market transactions. The funds used by them to acquire such indebtedness were derived primarily from capital contributions of their respective direct or indirect partners.

     (b) Recovery I is the direct beneficial owner of 586,465 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that GSCP II is, for purposes of Section 16 of the Securities Act of 1933, as amended (the "Securities Act") or otherwise, the beneficial owner of any other securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (c) Recovery II is the direct beneficial owner of 514,241 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that Recovery II is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any other securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (d) Recovery IIA is the direct beneficial owner of 80,072 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that Recovery IIA is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any other securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (e) By virtue of its position as general partner of GSCP II, GSI may be deemed to be the indirect beneficial owner of an aggregate of 586,465 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that GSI is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (f) By virtue of its position as general partner of Recovery II, Recovery II GP may be deemed to be the indirect beneficial owner of an aggregate of 514,241 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that Recovery II GP is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (g) By virtue of its position as general partner of Recovery IIA, Recovery IIA GP may be deemed to be the indirect beneficial owner of an aggregate of 80,072 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that Recovery IIA GP is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (h) By virtue of its position as manager of GSCP II, Recovery II and Recovery IIA, GSCP (NJ) LP may be deemed to be the indirect beneficial owner of an aggregate of 1,180,778 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that GSCP (NJ) LP is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (i) By virtue of its position as general partner of GSCP (NJ) LP, GSCP (NJ) Inc. may be deemed to be the indirect beneficial owner of an aggregate of 1,180,778 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that GSCP (NJ) Inc. is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 4 in which it does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

     (j) By virtue of their positions as managing members of GSI, executive officers of GSCP (NJ) Inc. and limited partners of GSCP (NJ) LP, each of Alfred
C. Eckert III, Keith W. Abell, Sanjay H. Patel, Richard M. Hayden, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner may be deemed to be indirect beneficial owners of an aggregate of 1,180,778 shares of Common Stock. Nothing in this Form 4 shall be deemed an admission that each of Messrs. Eckert, Abell, Patel, Hayden, Hamwee, Inglesby, Kaufman and Wagner and Ms. Vanden Beukel is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 4 in which he or she does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

                                Annex C to Form 4

                                   Signatures

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: March 14, 2003


Greenwich Street Capital Partners II, L.P.                 GSC Recovery II, L.P.
By:   Greenwich Street Investments II, L.L.C., its         By:  GSC Recovery II GP, L.P., its General Partner
      General Partner                                      By:  GSC RII, LLC, its General Partner
                                                           By:  GSC (NJ) Holdings, L.P., its Member
By:   /s/ Sanjay H. Patel                                  By:  GSC (NJ), Inc., its General Partner
      ---------------------------------------------
         Sanjay H. Patel
         Co-President
                                                           By:  /s/ Sanjay H. Patel
                                                                -------------------------------------------------
                                                                    Sanjay H. Patel
                                                                    Co-President

GSCP (NJ), L.P.                                            GSCP (NJ), Inc.
By:   GSCP (NJ), Inc., its General Partner

By:   /s/ Sanjay H. Patel                                  By:  /s/ Sanjay H. Patel
      ----------------------------------------------            -------------------------------------------------
         Sanjay H. Patel                                            Sanjay H. Patel
         Co-President                                               Co-President

Greenwich Street Investments II, L.L.C.                    GSC Recovery II GP, L.P.
                                                           By:  GSC RII, LLC, its General Partner
By:   /s/ Sanjay H. Patel                                  By:  GSC (NJ) Holdings, L.P., its Member
      ----------------------------------------------       By:  GSC (NJ), Inc., its General Partner
         Sanjay H. Patel
         Co-President
                                                           By:  /s/ Sanjay H. Patel
                                                                -------------------------------------------------
                                                                    Sanjay H. Patel
                                                                    Co-President

GSC Recovery IIA, L.P.                                     GSC Recovery IIA GP, L.P.
By:   GSC Recovery IIA GP, L.P., its General Partner       By:  GSC RIIA, LLC, its General Partner
By:   GSC RIIA, LLC, its General Partner                   By:  GSC (NJ) Holdings, L.P., its member
By:   GSC (NJ) Holdings, L.P., its Member                  By:  GSC (NJ), Inc., its General Partner


By:   /s/ Sanjay H. Patel                                  By:  /s/ Sanjay H. Patel
      ----------------------------------------------            -------------------------------------------------
         Sanjay H. Patel                                            Sanjay H. Patel
         Co-President                                               Co-President




GSCP Recovery, Inc.

By:   /s/ Sanjay H. Patel
      ----------------------------------------------
         Sanjay H. Patel
         Co-President

Alfred C. Eckert III, Keith W. Abell, Sanjay H. Patel, Richard M. Hayden, Robert
A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner

By:   /s/ Sanjay H. Patel                                 By:  /s/ Andrew J. Wagner
      ----------------------------------------------           -------------------------------------------------
         Sanjay H. Patel, for himself and as                        Andrew J. Wagner, for himself and as
         Attorney-in-Fact*                                          Attorney-in-Fact*

*    Attorneys-in-Fact  under Power of Attorney dated January 4, 2002 as filed with the SEC as Exhibit 7(L) to the Schedule  13D/A filed by  Greenwich  Street  Capital  Partners II, L.P. et al. on January 4, 2002 and
     incorporated herein by reference.

